Putnam Equity Income Fund 012 Semiannual 5/31/07

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended May 31, 2007, Putnam Management has
assumed $2,268 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 6).

72DD1(000s omitted)	Class A		$23,838
				Class B        2,830
				Class C		485

72DD2(000s omitted)	Class M		$348
				Class R		39
				Class Y		2,878

73A1				Class A		$0.152
				Class B		0.085
				Class C		0.087

73A2				Class M		$0.108
				Class R		0.136
				Class Y		0.173

74U1	(000s omitted)	Class A		157,518
				Class B		29,270
				Class C		5,466

74U2	(000s omitted)	Class M		3,118
				Class R		335
				Class Y		15,724

74V1		Class A				$19.37
		Class B				19.18
		Class C				19.24

74V2		Class M				$19.21
		Class R				19.30
		Class Y				19.38

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information about Errors and Omissions Policy Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.